                                  EXHIBIT 99.5

                      AUDITED CONSOLIDATED STATEMENTS OF
            FINANCIAL CONDITION, INCOME, AND SHAREHOLDERS' EQUITY
               FOR THE YEARS ENDED DECEMBER 31, 1996, AND 1995

================================================================================

INDEPENDENT AUDITOR'S REPORT

================================================================================

                  [WILLIAM THOS. ATHEY & COMPANY LETTERHEAD]


To the Stockholders and Board of Directors
Southern Jersey Bancorp of Delaware, Inc.
Bridgeton, New Jersey 08302

  We have audited the consolidated statements of financial condition of Southern Jersey Bancorp of Delaware, Inc., and its subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of F&M Investment Company, a consolidated subsidiary whose statements reflect total assets of 23% and 28% as of December 31, 1996 and 1995, respectively, and total interest income revenues of 22%, 25% and 31% for each of the years in the three year period ended December 31, 1996, of the related consolidated totals. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for the F&M Investment Company, is based solely upon the reports of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

  In our opinion, based upon our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly in all material respects the consolidated financial position of Southern Jersey Bancorp of Delaware, Inc., and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and cash flows for each of the years in the three year period ended December 31, 1996, in conformity with generally accepted accounting principles.


January 22, 1997
Bridgeton, New Jersey                    /s/ WILLIAM THOS. ATHEY & COMPANY


================================================================================


================================================================================

          SOUTHERN JERSEY BANCORP OF DELAWARE, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
===============================================================================

                                                                     DECEMBER 31
                                                                     -----------
                                                                  1996         1995
                                                                  ----         ----
ASSETS
Cash and due from banks (Note 2)                                $ 18,347     $ 18,981
Federal funds sold                                                12,900       27,800
                                                                --------     --------
     Cash and Cash Equivalents                                    31,247       46,781
Investment securities
     Available for sale (Notes 1 and 3)                           34,904       33,754
     Held to maturity (Market value: 1996 - $61,901
          1935-$81,486)(Notes 1 and 3)                            61,765       80,566

Loans (Notes 1 and 4)                                            291,620      233,366
     Less: Allowance for loan losses                               3,190        2,413
           Unearned income                                           735        1,253
                                                                --------     --------
               Net Loans                                         287,695      229,700
                                                                --------     --------

Premises and equipment - net(Notes 1 and 5)                        6,214        5,916
Other assets                                                       8,499        7,523
                                                                --------     --------

          TOTAL ASSETS                                          $430,324     $404,240
                                                                ========     ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits
     Interest bearing deposits (Note 6)                         $330,041     $286,117
     Non-interest bearing deposits                                55,343       77,316
                                                                --------     --------
          Total Deposits                                         385,384      363,433

Other liabilities                                                  5,189        4,164
                                                                --------     --------
          Total Liabilities                                      390,573      367,597
                                                                ========     ========

Shareholders' Equity (Note 7)
     Preferred stock, no par value:
       shares authorized - 500,000;
       no shares issued
     Common stock, par value $1.67 per share;
       shares authorized-500,000;
       shares issued - 1,275,000                                   2,129        2,129
     Additional paid-in-capital                                    2,260        2,260
     Retained earnings                                            39,236       35,103
     Net unrealized gains on securities available-for-sale,
       net of tax of $11 in 1996 and $478 in 1995 (Note 1)            22          929
                                                                --------     --------
                                                                  43,647       40,421
     Less:Treasury stock at cost -
          190,196 shares in 1996
          and 190,193 shares in 1995                               3,896        3,778
                                                                --------     --------

          Total Shareholders' Equity                              39,751       36,643
                                                                --------     --------

          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY            $430,324     $404,240
                                                                ========     ========



The accompanying notes are an integral part of the consolidated financial statements.

          SOUTHERN JERSEY BANCORP OF DELAWARE, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF INCOME

                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
===============================================================================

                                                    YEAR ENDED DECEMBER 31
                                                    ----------------------
                                                1996         1995        1994
                                                ----         ----        ----
INTEREST INCOME:
     Investment securities:
          Taxable                              $ 5,141     $ 5,720     $ 6,435
          Tax-Exempt                             1,661       1,989       2,218
     Loans and leases (Note 1)                  22,441      19,396      15,010
     Interest-bearing deposits with
          depository institutions                    0         164          77
     Federal funds sold                          1,147         943         876
                                               -------     -------     -------
               TOTAL INTEREST INCOME            30,390      28,212      24,616

INTEREST EXPENSE:
     Deposits                                   14,870      13,114      10,731
                                               -------     -------     -------

               NET INTEREST INCOME              15,520      15,098      13,885

PROVISION FOR LOAN LOSSES (NOTES 1 AND 4)        1,805       1,266         725
                                               -------     -------     -------

               NET INTEREST INCOME AFTER
                 PROVISION FOR LOAN LOSSES      13,715      13,832      13,160
                                               -------     -------     -------

NON-INTEREST INCOME:
     Service fees                                1,677       1,428       1,258
     Trust department income                       694         652         620
     Other                                         460         303         430
     Net investment security gains
          (Notes 1 and 3)                          415         360           0
                                               -------     -------     -------
               TOTAL NON-INTEREST INCOME         3,246       2,743       2,308
                                               -------     -------     -------

NON-INTEREST EXPENSES:
     Salaries and wages                          4,497       4,388       4,164
     Employee benefits (Notes 1, 8 and 9)        1,101       1,321       1,070
     Occupancy and equipment expenses            1,777       1,704       1,593
     OCC Exam and FDIC assessments                  98         473         806
     Postage, stationary and supplies              469         422         332
     Professional fees                             647         478         337
     Other operating expenses                    1,768       1,237       1,278
                                               -------     -------     -------
               TOTAL NON-INTEREST EXPENSES      10,357      10,023       9,580
                                               -------     -------     -------

INCOME BEFORE INCOME TAXES                       6,604       6,552       5,888

PROVISION FOR INCOME TAXES (NOTE 12)             1,276       1,700       1,411
                                               -------     -------     -------
     NET INCOME                                $ 5,328     $ 4,852     $ 4,477
                                               =======     =======     =======

EARNINGS PER COMMON SHARE (NOTE 1)             $  4.91     $  4.43     $  4.09
                                               =======     =======     =======


The accompanying notes are an integral part of the consolidated financial statements.

          SOUTHERN JERSEY BANCORP OF DELAWARE, INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                 FOR THE THREE YEARS ENDED DECEMBER 31, 1996
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
================================================================================


                                                  ADDITIONAL                             UNREALIZED
                                        COMMON     PAID-IN      RETAINED     TREASURY      GAINS/
                                        STOCK      CAPITAL      EARNINGS      STOCK       (LOSSES)     TOTAL
                                        -----      ------       --------      -----       --------     -----
Balances at January 1, 1994             $2,129     $2,260       $27,921      $(3,284)     $      0    $29,026

Year Ended December 31, 1994
     Net Income                                                   4,477                                 4,477
     Increase in Unrealized Gains
       on Securities                                                                            56         56
     Cash Dividends ($.96 per share)                             (1,054)                               (1,054)
     Addition of 5,970 shares to
       The Treasury                                                             (156)                    (156)
     Issuance of 9,304 shares from
       The Treasury                                                              206                      206
                                        ------     ------       -------      -------      --------    -------
Balances at December 31, 1994            2,129      2,260        31,344       (3,234)           56     32,555

Year Ended December 31, 1995
     Net Income                                                   4,852                                 4,852
     Increase in Unrealized Gains
       on Securities                                                                           873        873
     Cash Dividends ($1.00 per share)                            (1,093)                               (1,093)
     Addition of 23,806 shares to
       The Treasury                                                             (800)                    (800)
     Issuance of 9,380 shares from
       The Treasury                                                              256                      256
                                        ------     ------       -------      -------      --------    -------
Balances at December 31, 1995            2,129      2,260        35,103       (3,778)          926     36,643

Year Ended December 31, 1996
     Net Income                                                   5,328                                 5,328
     Decrease in Unrealized Gains
       on Securities                                                                          (907)      (907)
     Cash Dividends ($1.10 per share)                            (1,195)                               (1,195)
     Addition of 10,137 shares to
       The Treasury                                                             (404)                    (404)
     Issuance of 10,134 shares from
       The Treasury                                                              286                      286
                                        ------     ------       -------      -------      --------    -------
BALANCES AT DECEMBER 31, 1996           $2,129     $2,260       $39,236      $(3,896)     $     22    $39,751
                                        ======     ======       =======      =======      ========    =======

The accompanying notes are an integral part of the consolidated financial statements.

          SOUTHERN JERSEY BANCORP OF DELAWARE, INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)

===============================================================================


                                                                       YEAR ENDED DECEMBER 31
                                                                       ----------------------
                                                                1996           1995           1994
                                                                ----           ----           ----
Cash flows from operating activities:
     Net Income                                              $  5,328      $  4,852      $  4,477
     Adjustment to reconcile income to net cash
      provided by operating activities:
          Amortization of organization expenses                     0             0             0
          Depreciation of premises and equipment                  482           401           380
          Provision for loan losses                             1,805         1,266           725
          Premium amortization net of discount accretion           49           264            68
          Gains on sales of securities                           (415)         (360)            0
          Increase in other assets                               (976)         (683)         (214)
          Increase in other liabilities                         1,025         1,046           753
                                                             --------      --------      --------

     Net cash provided by operating activities                  7,298         6,786         6,205
                                                             --------      --------      --------

Cash flows from investing activities:
     (Increase) Decrease in interest bearing deposits
      in other banks                                                0         3,000        (1,000)
     Purchase of investment securities                        (18,823)      (29,561)      (25,149)
     Proceeds from sales of investment securities              14,858        37,084           502
     Proceeds from maturities of investment
      securities                                               19,538        16,984        36,281
     Net increase in loans                                    (59,800)      (40,594)      (41,890)
     Purchase bank premises and equipment                        (883)       (1,035)         (689)
     Proceeds from sale of other real estate                    1,640           312           861
                                                             --------      --------      --------

     Net cash used for investing activities                   (43,470)      (13,810)      (31,084)
                                                             --------      --------      --------

Cash flows from financing activities:
     Net increase in deposits                                   21,951        26,210         9,962
     Cash dividends                                            (1,195)       (1,093)       (1,054)
     Purchase of treasury stock                                  (404)         (800)         (156)
     Sale of treasury stock                                       286           256           206
                                                             --------      --------      --------

     Net cash provided by financing activities                 20,638        24,573         8,958
                                                             --------      --------      --------

     Net increase (decrease) in cash and cash
      equivalents                                             (15,534)       17,549       (15,921)

     Cash and cash equivalents at beginning of year            46,781        29,232        45,153
                                                             --------      --------      --------

     Cash and cash equivalents at end of year                $ 31,247      $ 46,781      $ 29,232
                                                             ========      ========      ========

Supplemental disclosures of cash flow information:
     Cash paid during the period for:
      Interest                                               $ 14,282      $ 12,493      $ 10,612
                                                             ========      ========      ========
      Income Taxes                                           $  1,775      $  1,172      $  1,478
                                                             ========      ========      ========
     Other non-cash activities:
      Transfer of loans, net of charge-offs
        to other real estate owned                           $  2,760      $    164      $    233
                                                             ========      ========      ========
     Increase  (decrease) in unrealized gain on
        investment securities available for sale             $   (907)     $    873      $     56
                                                             ========      ========      ========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE
CONSOLIDATED FINANCIAL STATEMENTS.

          SOUTHERN JERSEY BANCORP OF DELAWARE, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The significant accounting policies followed by Southern Jersey Bancorp of Delaware, Inc. and subsidiaries, and the methods of applying those policies conform to generally accepted accounting principles and to general practice within the banking industry. A summary of these policies is as follows:

(a) NATURE OF OPERATIONS

      Southern Jersey Bancorp of Delaware, Inc. (Company) is a bank-holding company which owns all of the outstanding common stock of The Farmers and Merchants National Bank of Bridgeton (Bank) and the Bank's wholly-owned subsidiaries, F&M Investment Company, Woulf Asset Holdings, Inc. and AMFDCM, Inc. The Bank provides a variety of financial services through their branches located in Southern New Jersey. The Bank's primary deposit products are demand deposits, savings accounts, and certificates of deposit. Their primary lending products are commercial business loans, real estate loans, and installment loans.

(b) PRINCIPLES OF CONSOLIDATION

      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

(c) USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

      While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

(d) CASH AND CASH EQUIVALENTS

      Cash and cash equivalents include cash on hand, amounts due from banks, and Federal Funds sold. Generally, Federal Funds are purchased or sold for one-day periods.

(e) SECURITIES HELD TO MATURITY

      Bonds, notes, and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

(f) SECURITIES AVAILABLE FOR SALE

      Available-for-sale securities consist of bonds, notes, debentures, and certain equity securities not classified as trading securities nor as held-to-maturity securities.

      Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of shareholders' equity until realized.

      Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.

      Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary are recorded as write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses. There have been no declines in the fair value of individual securities that management deems to be other than temporary.

      Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

(g)   TRADING SECURITIES

      Management has not classified any investment securities as trading securities, as the Bank has not historically nor anticipates buying investment securities and holding them principally for the purpose of selling them in the near term with the objective of generating profits on short-term differences in price.

(h) LOANS

       Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and unearned income.
       The interest method is used to amortize unearned income on installment loans and interest on all other loans is recognized based on the principal balance outstanding.
       Loan origination fees and other direct origination costs are immaterial. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.
       The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

(i) FORECLOSED REAL ESTATE

       Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate. The historical average holding period for such properties is one year. The balances of #2,016,000 and $946,000 at December 31, 1996 and 1995, respectively, are included in other assets in the consolidated statements of financial condition.

(j) PREMISES AND EQUIPMENT

       Land is carried at cost. Bank premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line and declining balance methods.
       Property under capital lease is recorded at the present value of the minimum lease payments and is amortized using the straight-line method over the term of the lease.

(k) EMPLOYEE BENEFIT PLANS

     The Bank has a non-contributory defined benefit pension plan which covers substantially all salaried employees. Benefits under this plan are based on the employees' highest consecutive five years' compensation in the last ten years prior to retirement. The Bank's general funding policy is to contribute amounts when deductible for federal income tax purposes.
       Effective January 1, 1995, the Bank has a profit sharing retirement plan under which eligible employees may defer a portion of their annual compensation, pursuant to Section 401(k) of the Internal Revenue Code.
       Under the Farmers and Merchants National Bank of Bridgeton, New Jersey Flexible Benefits/Health Plan, employees are provided comprehensive health care coverage. Contributions to the Plan are made by participant salary reduction agreements. The Plan includes coverage by both the Bank and the Plan's underwriter. Premiums due the underwriter are accrued and paid monthly. The Bank's self-funded liability is also accrued monthly based on amounts provided by the Plan's administrator.

(l) FAIR VALUES OF FINANCIAL INSTRUMENTS

       The following fair value estimates, methods and assumptions were used to estimate the fair value of financial instruments as disclosed herein:
       Cash and short-term instruments - The carrying amounts of cash and short-term instruments approximate their fair value.
       Available-for-sale and held-to-maturity securities - Fair values for securities, excluding restricted equity securities, are based on quoted market prices. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.
       Loans - Fair values are estimated for portfolios of loans with similar financial characteristics. The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Bank's historical experience with repayments for each loan classification, modified, as required, by an estimate to the effect of current economic and lending conditions.
       Deposit Liabilities - The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date. The carrying amounts of variable-rate, fixed-term money-market accounts and certificates of deposit (CDs) approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash how calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.
      Accrued interest - The carrying amounts of accrued interest approximate their fair values.
      Off-balance-sheet instruments - Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standings.
      Limitations - Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(m) Income Taxes
      Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

(n) Earnings Per Common Share
      Earnings per common share is computed based upon the weighted average number of common shares outstanding during the period. Fully diluted and primary earnings per common share are the same amounts for each of the periods presented. Common equivalent shares consist of stock options (calculated using the treasury stock method). Common equivalent shares are excluded as the effect would not be dilutive. Shares used in computing net income per share are 1,085,310 in 1996, 1,094,802 in 1995, and 1,095,796 in 1994.

(o) Trust Fees
      Trust fees are recorded on the accrual basis.

NOTE 2-CASH AND DUE FROM BANKS

   The Bank maintains various deposits in other banks. The withdrawal or usage restrictions on these balances do not have a significant impact on the consolidated operations of the Company. Aggregate reserves of $7,655,000 and $9,418,000 were maintained at the Federal Reserve Bank of Philadelphia as of December 31, 1996 and 1995, respectively, to satisfy federal regulatory requirements.

NOTE 3-INVESTMENT SECURITIES

   Investment securities have been classified in the Consolidated Statements of Financial Condition according to management's intent and ability to hold to maturity. The carrying amounts of securities and their approximate fair values at December 31, 1996 and 1995 are as follows: (In Thousands)



                                                                          DECEMBER 31
---------------------------------------------------------------------------------------------------------------------------------
                                                        1996                                     1995
---------------------------------------------------------------------------------------------------------------------------------
                                                GROSS         GROSS                               GROSS        GROSS
                                  AMORTIZED   UNREALIZED    UNREALIZED    MARKET    AMORTIZED   UNREALIZED   UNREALIZED   MARKET
AVAILABLE FOR SALE SECURITIES       COST        GAINS         LOSSES      VALUE       COST        GAINS        LOSSES     VALUE
---------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities          $ 2,994       $163       $  --        $  3,157     $10,916      $1,060       $  --      $11,976
U.S. governmental agencies         31,876        109        (238)         31,747      21,431         347          --       21,778
---------------------------------------------------------------------------------------------------------------------------------
             Total                $34,870       $272       $(238)       $ 34,904     $32,347      $1,407       $  --      $33,754
---------------------------------------------------------------------------------------------------------------------------------

Securities Held to Maturity

U.S. Treasury securities          $13,543       $ --       $ (97)       $ 13,447     $13,610     $   26        $ (10)     $13,626
U.S. governmental agencies          2,000         --         (91)          1,909      10,523         22          (94)      10,451
Obligations of states and
  political subdivisions           29,159        474         (43)         29,590      33,299        760          (46)      34,013
Other securities                   17,063         53        (161)         16,955      23,134        300          (38)      23,396

---------------------------------------------------------------------------------------------------------------------------------
             Total                $61,765       $527       $(392)       $ 61,901     $80,566     $1,108        $(188)     $81,486
---------------------------------------------------------------------------------------------------------------------------------



   The scheduled maturities of securities held to maturity and securities available-for-sale at December 31, 1996 are as follows:


                                                            AVAILABLE FOR SALE     HELD TO MATURITY
                                                         ---------------------------------------------
                                                         AMORTIZED       MARKET    AMORTIZED     MARKET
                                                          COST           VALUE       COST         VALUE
                                                         ----------------------------------------------
Due in one year or less                                   $ 1,000       $ 1,021     $14,310     $14,561
Due after one year through five years                      10,492        10,615      43,418      43,287
Due after five years through ten years                     23,388        23,267       3,840       3,845
Due after ten years                                             0             0         197         208
                                                         ----------------------------------------------
                                                          $34,870       $34,903     $61,765     $61,901

  During 1996, the Bank's proceeds from the sale, call or maturity of securities available-for-sale were approximately $14,858,000, resulting in gross realized gains of approximately $424,000 and no gross realized losses. During 1995, the Bank's proceeds from the sale, call or maturity of securities available-for-sale were approximately $37,084,000, resulting in gross realized gains of approximately $271,000 and gross realized losses of approximately $28,000.

  During 1996, the proceeds from the call or maturity of securities held-to-maturity were approximately $19,538,000, resulting in gross realized gains of approximately $6,000 and gross realized losses of approximately $15,000. During 1995, the Bank's proceeds from call or maturity of securities held-to-maturity were approximately $16,984,000, resulting in gross realized gains of approximately $117,000 and no gross realized losses.

  Investment securities with a market value of $26,909,000 and $18,899,000 and a carrying value of $26,667,000 and $18,250,000 were pledged at December 31, 1996 and 1995, respectively, to secure public funds, customer deposits, and for other purposes required by law.

NOTE 4 - LOANS

  The components of loans in the Consolidated Statements of Financial Condition are as follows: (In Thousands)


                                                   DECEMBER 31
                                                   -----------
                                              1996              1995
                                              ----              ----
Commercial and agriculture                 $ 51,858          $ 84,820
Real estate mortgages                       136,258            83,705
Installment and consumer credit             103,487            54,782
Lease financing                                  17            10,059
                                           --------          --------
    Total                                  $291,620          $233,366
                                           ========          ========

  An analysis of the change in the allowance for loan losses is as follows:
(In Thousands)

                                                           DECEMBER 31
                                                           -----------
                                                 1996        1995        1994
                                                 ----        ----        ----
Balances at beginning of year                   $2,413      $2,146       $2,135
Provision charged to operations                  1,805       1,266          725
Recoveries of loans previously charged off:
   Mortgage loans                                    0           2            2
   Installment loans                               104          51           49
   Commercial loans                                 79          17           34
                                                ------      ------       ------
    Total recoveries                               183          70           85
                                                ------      ------       ------
Loan charge offs:
   Mortgage loans                                  (63)        (17)        (151)
   Installment loans                              (239)       (414)        (265)
   Commercial loans                               (909)       (638)        (383)
                                                ------      ------       ------
    Total charge offs                           (1,211)     (1,069)        (799)
                                                ------      ------       ------
 BALANCES AT END OF YEAR                        $3,190      $2,413       $2,146
                                                ======      ======       ======

  Non-accrual loans totaled $2,287,000 and $3,133,000 as of December 31, 1996 and 1995, respectively.

NOTE 5 - PREMISES AND EQUIPMENT

  A summary of premises and equipment as of December 31, 1996 and 1995, is as follows: (In Thousands)

                                                               DECEMBER 31
                                       ESTIMATED               -----------
                                         YEARS             1996          1995
                                         -----             ----          ----
Land                                                     $   463      $   565
Buildings and improvements            10-80 years          4,607        4,378
Leasehold improvements                 5-31 years          1,003        1,025
Furniture, fixtures and equipment      5-10 years          5,197        4,674
Equipment under capital lease             7 years            324          324
                                                         -------      -------
                                                          11,594       10,966
Less:
  Accumulated depreciation and
    amortization                                           5,380        5,050
                                                         -------      -------
    Net Bank Premises and Equipment                      $ 6,214      $ 5,916
                                                         =======      =======

  Depreciation charged to operating expenses amounted to $482,000 in 1996, $401,000 in 1995 and $380,000 in 1994.

NOTE 6-DEPOSITS

        The aggregate amount of time deposit accounts, including certificates of deposit, was approximately $153,679,000 and $120,287,000 as of December 31, 1996 and 1995, respectively.

        As of December 31, 1996, the scheduled maturities of certificates of deposit are as follows: (In Thousands)

        1997                    $103,951
        1998                      19,545
        1999                      25,743
        2000                       2,885
        2001 and Thereafter        1,555
                                --------
                                $153,679
                                ========

NOTE 7-SHAREHOLDERS' EQUITY

(a)     COMMON STOCK

            The Company has 5,000,000 shares of $1.67 par value common stock authorized with 1,275,000 shares issued and 1,084,804 shares outstanding at December 31, 1996, and 1,275,000 shares issued and 1,084,807 shares outstanding at December 31, 1995. Treasury stock totaled 190,196 shares and 190,193 shares at December 31, 1996 and 1995, respectively, and is accounted for under the cost method.

(b)     PREFERRED STOCK

            The Company has 500,000 shares of no par value preferred stock authorized, of which none are issued or outstanding.

(c)     STOCK RIGHTS

            Pursuant to a shareholder rights plan adopted by the Company on November 30, 1989, the Company distributed common stock purchase rights to the shareholders of record on November 30, 1989. Each Right entitles the registered holder thereof to purchase from the Company following the Distribution Date, one one-hundredth of a share of Series A Preferred Stock, no par value, at a Purchase Price of $70.00 per one one-hundredth share, subject to adjustment, or, upon the occurrence of certain events, Common Stock of the Company or common stock of an entity that acquires the Company.

            A Distribution Date will occur upon the earlier of 10 days following a public announcement that a Person or group of affiliated or associated Persons has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Common Stock; or 10 days following the commencement of a tender offer or exchange offer that would result in a Person or group beneficially owning 30% or more of such outstanding shares of Common Stock.

            The Rights are not exercisable until the Distribution Date and will expire at the close of business on November 30, 1999, unless redeemed earlier by the Company.

            In the event that, at any time following the Distribution Date, the Company is the surviving corporation in a merger with an Acquiring Person and the Company's Common Stock is not changed or exchanged; a Person becomes the beneficial owner of more than 30% of the then outstanding shares of Common Stock (except pursuant to an offer for all outstanding shares of Common Stock that the Continuing Directors determine to be fair to and otherwise in the best interests of the Company and its stockholders); an Acquiring Person engages in one or more "self-dealing" transactions; or during such time as there is an Acquiring Person, an event occurs that results in such Acquiring Person's ownership interest being increased by more than one percentage point, each holder of a Right will thereafter have the right to receive, upon exercise thereof and in lieu of Preferred Stock, Common Stock (or, in certain circumstances, cash, property, or other securities of the Company) having a value equal to twice the Purchase Price of the Right.

            In the event that, at any time following the Stock Acquisition Date, the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation; or 50% or more of the Company's assets or earning power is sold or transferred to any Person other than a subsidiary of the Company, each holder of a Right shall thereafter have the right to receive, upon exercise thereof and in lieu of Preferred Stock, common stock of the acquiring Person having a value equal to twice the Purchase Price of the Right.

            At any time prior to the earlier of November 30, 1999, or 10 days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at price of $0.01 per Right (payable in cash, Common Stock, or other consideration deemed appropriate by the Board of Directors).

            Until a Right is exercised, the holder will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

(d)     STOCK OPTION AND STOCK APPRECIATION RIGHTS PLAN

            On August 7, 1988, the Company initiated a stock option and stock appreciation rights plan (Plan #1) for sale or award to key employees as incentive stock options, non-qualified stock options or stock appreciation rights, and may not be exercised later than ten years from the date of the grant. The options exercise price is $18.00 per share.

            On March 25, 1993, the Company initiated a second stock option and stock appreciation rights plan (Plan #2) with the same terms and conditions as the first plan with the options exercise price at $20.00 per share.

  On December 8, 1994, the Company initiated a third stock option and stock appreciation rights plan (Plan #3) with the same terms and conditions as the previous two plans with the options exercise price at $31.00 per share.

  The stock options were satisfied with reissuance of treasury stock.

  The following table summarizes the options activity.

                                                               RANGE OF
                                                  SHARES     OPTION PRICES
                                                 -------     -------------
Options outstanding at January 1, 1994            37,568
Options granted (Plan #3)                         69,500        $31.00
Options exercised (Plan #1)                       (4,179)       $18.00
Options exercised (Plan #2)                       (1,825)       $20.00
                                                 -------
Options outstanding at December 31, 1994         101,064
                                                 -------
Options exercised (Plan #1)                       (3,061)       $18.00
Options exercised (Plan #2)                         (770)       $20.00
Options cancelled (Plan #1)                       (1,000)       $18.00
                                                 -------
Options outstanding at December 31, 1995          96,233
                                                 -------
Options exercised (Plan #1)                       (3,095)       $18.00
Options exercised (Plan #2)                       (2,250)       $20.00
                                                 -------
Options outstanding at December 31, 1996          90,888
                                                 =======
Options exercisable at December 31, 1996          90,888
                                                 =======

  At December 31, 1996, the Company had reserved 90,888 shares of common stock to cover grants under the plans.

NOTE 8 - RETIREMENT PLANS

(a)  401(K) PROFIT SHARING PLAN

       Effective January 1, 1995, the Bank started a profit sharing retirement plan under which eligible employees may defer a portion of their annual compensation, pursuant to Section 401(K) of the Internal Revenue Code.
    The Bank matches employee contributions at a designated rate times elective contribution. All employees with at least one year of service and who have attained the age of 21 are eligible to participate. The Bank's contributions to the 401(K) plan were $72,000 and $75,000 for the years ended December 31, 1996 and 1995.

(b) DEFINED BENEFIT PENSION PLAN

       Pension expense of $130,000, $138,000 and $106,000 was recognized in 1996, 1995 and 1994, respectively. The following table sets forth the plan's funded status and amounts recognized in the consolidated financial statements:


       (IN THOUSANDS)                                       DECEMBER 31
                                                            -----------
                                                         1996          1995
                                                         ----          ----
Actuarial present values of benefit obligations:
  Vested benefit obligation                            $ 2,693       $ 2,428
                                                       =======       =======
  Accumulated benefit obligation                       $ 2,729       $ 2,485
                                                       =======       =======
  Projected benefit obligation                         $(3,657)      $(3,526)
  Plan assets at fair value                              4,083         3,892
                                                       -------       -------
  Plan assets in excess of projected
    benefit obligation                                     426           366
  Unrecognized net assets at January 1, 1990,
    being recognized over 11 years                        (166)         (210)
  Unrecognized net(gain) loss                             (164)           69
                                                       --------      -------
  Prepaid pension cost recognized in the
    accompanying balance sheets                        $    96       $   225
                                                       ========      =======


                                                           DECEMBER 31
                                                           -----------
                                                       1996    1995     1994
                                                       ----    ----     ----
Net pension expense includes the following:
  Normal service cost                                  $219    $219     $171
  Interest cost on projected benefit obligation         251     205      275
  Actual return on plan assets                         (516)   (803)    (188)
  Net amortization and deferral                         176     517     (152)
                                                       ----    ----     ----
  Net pension expense                                  $130    $138     $106
                                                       ====    ====     ====

A summary of the significant assumptions used are as follows:


                                                           DECEMBER 31
                                                           -----------
                                                        1996          1995
                                                        ----          ----
Annual discount rate                                    7.5%          7.5%
Annual rate of increase in compensation levels          5.0%          5.0%
Annual expected long-term rate of return on assets      8.0%          8.0%

  The significant majority of plan assets is invested in common stocks, treasury securities and corporate obligations, with the balance in cash and short-term investments. Investment in the Company's stock as of December 31, 1996 and 1995, was 20,544 shares valued at $821,760 and $760,000, respectively.

NOTE 9 - DEFERRED COMPENSATION

  The Bank has a deferred compensation plan for the benefit of key employees. Under the plan, upon retirement after age 65, the employee shall receive a minimum of fifty percent of his then monthly salary for one hundred twenty months. This amount will be reduced by one-half of one percent for each month that retirement is prior to age 65 with the minimum age for retirement at age
60. If a covered employee dies while employed with the Bank, a death benefit of fifty percent of the employee's then annual salary is payable to the employee's beneficiary over ten years. The expense charged to operations for future obligations was $11,000, $137,000 and $101,000 in 1996, 1995 and 1994,
respectively.

        The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the Consolidated Statements of Financial Condition. The contract or notional amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

        The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees written is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

        Commitments to Extend Credit and Financial Guarantees--Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank's experience has been that approximately 95 percent of loan commitments are drawn upon by customers. While approximately 5 percent of commercial letters of credit are utilized, a significant portion of such utilization is on an immediate payment basis. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable; inventory, property, plant, and equipment; and income-producing commercial properties.

        Standby letters of credit and financial guarantees written are conditions commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most guarantees extend for one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds marketable securities as collateral supporting those commitments for which collateral is deemed necessary.

        The Bank has not been required to perform on any financial guarantees during the past two years. The Bank has not incurred any losses on its commitments in either 1996 or 1995.

        The estimated fair values of the Company's financial instruments are as follows: (In Thousands)

                                         1996                            1995
                                         ----                            ----
                                CARRYING          FAIR          CARRYING         FAIR
                                 AMOUNT           VALUE          AMOUNT          VALUE
                                ---------       ---------       ---------       ---------
Financial Assets:
  Cash and Short-Term           $  31,247       $  31,247       $  46,781       $  46,781
    Investments
  Investments Securities           96,669          96,805         114,320         115,240
  Loans                           287,695         289,000         229,700         231,657
  Accrued Interest
    Receivable                      3,283           3,283           3,381           3,381
                                ---------       ---------       ---------       ---------
                                $ 418,894       $ 420,335       $ 394,182       $ 397,059
                                =========       =========       =========       =========
Financial Liabilities:
  Deposits                      $ 385,384       $ 370,054       $ 363,433       $ 352,178
                                =========       =========       =========       =========

        A summary of the notional amounts of the Bank's financial instruments with off-balance sheet risk at December 31, 1996 and 1995, is as follows:

                                                   NATIONAL AMOUNT
                                                   ---------------
                                           1996                     1995
                                           ----                     ----
Commitments to Extend Credit            $13,205,000             $13,930,000
Letters of Credit                       $ 3,649,000             $ 3,061,000


NOTE 11-SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

        Most of the Bank's business activity is with customers located within the Bank's geographical area. The Bank is mandated by the Community Reinvestment Act and other regulations to conduct most of its lending activities within the geographical area where it is located. As a result, the Bank and its borrowers may be vulnerable to the consequences of changes in the local economy. Investments in state and municipal securities involve governmental entities within the Bank's geographical area.

        The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers.

        The contractual amounts of credit-related financial instruments, such as commitments to extend credit and letters of credit, represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer default and the value of any existing collateral become worthless.

NOTE 12-INCOME TAXES

        The Company and its subsidiaries file consolidated federal income tax returns on a calendar year basis. The Bank is allowed a special bad debt deduction based on specified experience formulas. The Bank used the experience method in 1996 and anticipates using the same method in 1997.

        The consolidated provision for income taxes consisted of the following for the years ended December 31, 1996 and 1995:

(In Thousands)

                                               YEAR ENDED DECEMBER 31
                                          -------------------------------
                                           1996         1995        1994
                                          -------      ------     -------
Current tax provision:
   Federal                                $ 2,118      $1,026     $ 1,491
Deferred income tax (benefit) expense        (842)        674         (80)
                                          -------      ------     -------
   Provision for income taxes             $ 1,276      $1,700     $ 1,411
                                          =======      ======     =======

   The reasons for the differences between the statutory federal income tax rates and the effective tax rates are summarized as follows: (In Thousands)

                                                                 YEAR ENDED DECEMBER 31
                                             ---------------------------------------------------------------
                                                    1996                    1995                   1994
                                             ---------------------------------------------------------------
                                              Amount       %          Amount      %         Amount       %
                                             ---------------------------------------------------------------
Income taxes at the statutory rate           $ 2,245        34      $ 2,228        34       2, 002       34
Increase (decrease) in federal tax
expense resulting from:
   Tax exempt income                            (566)       (9)        (636)      (10)        (637)     (11)
   Prior year underaccrual (overaccrual)        (172)       (3)         (33)      --            18      --
   Other                                        (231)       (3)         141         2           28        1
                                             -------      ----      -------      ----      -------     ----
     Provision for income tax                $ 1,276        19      $ 1,700        26      $ 1,411       24
                                             =======      ====      =======      ====      =======     ====

   Deferred tax assets and liabilities included in other assets as of December 31, 1996 and 1995, consist of the following: (In Thousands)


                                                   DECEMBER 31
                                              -------------------
                                                1996       1995
                                              --------   --------
Deferred Tax Assets:
   Allowed for loan losses                     $  735    $  513
   Deferred compensation                          299       308
   Other                                         --           8
      Total deferred tax assets                 1,034       829

Deferred Tax Liabilities:
   Accumulated Depreciation                       251       248
   Accrued Pension costs                           33        77
   Lease receivables                             --         597
   Net unrealized appreciation
      on investment securities                     11       478
          Total Deferred Tax Liabilities          295     1,400
                                               ------    ------
          Net Deferred Tax Asset Liability     $  739    $ (571)
                                               ======    ======

NOTE 13 - RELATED PARTIES

   Loans have been made to directors, principal officers, principal shareholders, and their related interests in the ordinary course of business. All loans and commitments to loans in such transactions were made on substantially the same terms, including collateral and interest rates as those prevailing at the time for comparable transactions with unrelated persons. In the opinion of Management, these transactions do not involve more than normal risk of collectibility nor present other unfavorable features. It is anticipated that such further extension of credit will be made in the future.
   As of December 31, 1996 and 1995, such loans, aggregated $4,468,000 and $4,663,0000, respectively. Activity with said parties during 1996 included principal repayments of $645,000 and new loans of $450,000.
   Loans that are guaranteed by said parties for which they are contingently liable as of December 31, 1996 and 1995 was $63,000 and $119,000, respectively.

NOTE 14 - COMMITMENTS AND CONTINGENCIES

   In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. In addition, the Bank is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial condition of the Bank.
   The Bank provides self-funded comprehensive health care coverage to substantially all of its employees. The plan is covered by an umbrella policy for catastrophic illnesses. The Bank's maximum liability is $35,000 per participant for 1996 and 1995, with an overall maximum liability of $490,000 for 1996 and $489,000 for 1995.

NOTE 15 - RESTRICTION ON RETAINED EARNINGS

   The Company is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 1996, approximately $12,510,000 of retained earnings were available for dividend declaration without prior regulatory approval.

NOTE 16 - REGULATORY MATTERS

   The Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Comptroller of the Currency
(OCC). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material effect on the Bank's consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total risk-based capital and Tier 1 capital to risk-weighted assets (as defined in the regulations), and Tier 1 capital to adjusted total assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all the capital adequacy requirements to which it is subject.

        As of December 31, 1996, the most recent notification from the OCC, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To remain as well capitalized, the Bank will have to maintain a minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank's prompt corrective action category. (In Thousands)


                                                                                                       TO BE WELL CAPITALIZED
                                                                    FOR CAPITAL                       UNDER PROMPT CORRECTIVE
                                     ACTUAL                      ADEQUACY PURPOSES                        ACTION PROVISIONS
                               ------------------       ----------------------------------        --------------------------------
                               AMOUNT     RATIO         AMOUNT                      RATIO         AMOUNT                     RATIO
                               ------     -----         ------                      -----         ------                     -----
AS OF DECEMBER 31, 1996:
   Total Risk-Based Capital
   (to Risk-Weighted Assets)    $42,666   13.8%         $24,653     > or equal to     8.0%        $30,816   > or equal to    10.0%
   Tier 1 Capital
   (to Risk-Weighted Assets)    $39,476   12.8%         $12,327     > or equal to     4.0%        $18,490   > or equal to     6.0%
   Tier 1 Capital
   (to Adjusted Total Assets)   $39,476    8.8%         $17,977     > or equal to     4.0%        $22,472   > or equal to     5.0%

AS OF DECEMBER 31, 1995:
   Total Risk-Based Capital
   (to Risk-Weighted Assets)    $39,060   13.9%         $21,064     > or equal to     8.0%        $26,329   > or equal to    10.0%
   Tier 1 Capital
   (to Risk-Weighted Assets)    $36,647   14.8%         $10,532     > or equal to     4.0%        $15,798   > or equal to     6.0%
   Tier 1 Capital
   (to Adjusted Total Assets)   $36,647    9.1%         $16,175     > or equal to     4.0%        $20,218   > or equal to     5.0%




NOTE 17 - CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY

        SOUTHERN JERSEY BANCORP OF DELAWARE, INC. (Parent Company Only)
                  CONDENSED STATEMENT OF FINANCIAL CONDITION

(In Thousands Except Share and Per Share Data)

                                                                                                 DECEMBER 31,
                                                                                                 ------------
                                                                                             1996              1995
                                                                                             ----              ----
ASSETS
  Cash and due from banks                                                                   $   667          $    667
  Investment in bank subsidiary                                                              39,192            36,277
  Other assets                                                                                  490               250
                                                                                            -------           -------
        TOTAL ASSETS                                                                        $40,349           $37,194
                                                                                            =======           =======
LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
  Dividends Payable                                                                         $   598           $   542
  Other Liabilities                                                                               0                 9
                                                                                            -------           -------
        TOTAL LIABILITIES                                                                       598               551
                                                                                            -------           -------
SHAREHOLDERS' EQUITY
  Preferred stock, no par value; shares authorized - 500,000; no shares issued
  Common stock, par value $1.67 per share; shares
    authorized - 5,000,000; shares issued - 1,275,000                                         2,129             2,129
  Additional paid-in-capital                                                                  2,260             2,260
  Retained earnings                                                                          39,236            35,103
  Unrealized gains on securities                                                                 22               929
                                                                                            -------           -------
                                                                                             43,647            40,421
  Less: Treasury stock at cost - 190,196 shares in 1996
        and 190,193 shares in 1995                                                            3,896             3,778
                                                                                            -------           -------
        Total Shareholders' Equity                                                           39,751            36,643
                                                                                            -------           -------
        TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                          $40,349           $37,194
                                                                                            =======           =======


Southern Jersey Bancorp of Delaware, Inc. (Parent Company Only)
CONSOLIDATED STATEMENT OF INCOME
(In Thousands)

================================================================================

                                                          YEAR ENDED DECEMBER 31
                                                          ----------------------
                                                      1996          1995         1994
                                                      ----          ----         ----
Income:
  Cash dividends from subsidiary                    $1,595        $1,593       $1,554

Expenses:
  Operating Expenses                                    88           135          116
                                                    ______        ______       ______

     Income before equity in undistributed
       earnings of subsidiaries                      1,507         1,458        1,438

Equity in undistributed earnings of subsidiaries     3,821         3,394        3,039
                                                    ______        ______       ______

       NET INCOME                                   $5,328        $4,852       $4,477
                                                    ======        ======       ======




CONDENSED STATEMENT OF CASH FLOWS
(In Thousands)
================================================================================

                                                          YEAR ENDED DECEMBER 31
                                                          ----------------------
                                                      1996          1995         1994
                                                      ----          ----         ----
Cash flows from operating activities:
  Net income                                       $ 5,328       $ 4,852        $ 4,477
  Adjustments to reconcile income from
    continuing operations to net cash
    provided by operating activities:
      Equity in net earnings of subsidiary          (3,821)       (3,394)        (3,039)
      Amortization of organization costs                 0             0             16
      (Increase)/decrease in other assets             (240)          200           (450)
      Increase in liabilities                           46            18             12
                                                   -------       -------        -------
  Net cash provided by operating activities          1,313         1,676          1,016
                                                   -------       -------        -------

Cash Flows from financing activities:
  Cash dividends                                    (1,195)       (1,093)        (1,054)
  Purchase of Treasury stock                          (404)         (800)          (156)
  Sale of Treasury stock                               286           256            206
                                                   -------       -------        -------
  Net cash used for financing activities            (1,313)       (1,637)        (1,004)
                                                   -------       -------        -------

Net increase in cash and cash equivalents                0            39             12


Cash and cash equivalents at
  beginning of year                                    667           628            616
                                                   -------       -------        -------

                                                   $   667       $   667        $   628
                                                   =======       =======        =======

FIVE YEAR FINANCIAL DATA
-----------------------------------------------------------------------------

        The following table sets forth selected financial data derived from the consolidated financial statements of Southern Jersey Bancorp of Delaware, Inc., audited by William Thos. Athey & Co., CPA's, P.A., for the five years ended December 31, 1992 to December 31, 1996. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Company's Annual Reports on Form 10-K and the financial statements and related notes thereto.


(In Thousands)
FIVE YEAR SUMMARY OF OPERATIONS

                                                                          December 31
                                                                          -----------

                                                  1996           1995         1994           1993         1992
                                                  ----           ----         ----           ----         ----

Earnings Summary
  Total Operating Income                        $31,831        $29,689      $26,199        $24,693      $24,650
  Total Operating Expense                        25,227         23,137       20,311         19,215       20,164
                                                -------        -------      -------        -------      -------

  Income before Income Tax                        6,604          6,552        5,888          5,478        4,486


  Applicable Income Taxes                         1,276          1,700        1,411          1,411          935
                                                  -----          -----        -----          -----          ---

   Net Income                                   $ 5,328        $ 4,852      $ 4,477        $ 4,067      $ 3,551
                                                =======        =======      =======        =======      =======

Earnings Per Common Share
  Shares Outstanding (000 Omitted)                1,085          1,085        1,099          1,096        1,116
  Net Income                                    $  4.91        $  4.43      $  4.09        $  3.68      $  3.18
  Cash Dividend Per Share                       $  1.10        $  1.00      $   .96        $   .90      $   .80


(In Thousands, Except Per Share Data)
STATEMENT OF FINANCIAL CONDITION SUMMARY

Investment Securities                              $ 96,669     $114,320      $138,144   $150,653     $121,446
Loans (Net)                                        $287,695     $229,700      $190,372   $149,207     $139,706
Total Assets                                       $430,324     $404,240      $372,896   $358,652     $329,924
Total Deposits                                     $385,384     $363,433      $337,223   $327,261     $301,143
Capital Accounts                                   $ 39,751     $ 36,643      $ 32,555   $ 29,026     $ 26,554
Book Value Per Share                               $  36.64     $  33.78      $  29.62   $  26.49     $  23.72

The common stock is inactively traded, and the range of sales prices known to Management for each quarter during the two most recent years are as follows:


                                                                 1996                 1995
                                                                 ----                 ----
                                                         High         Low      High        Low
                                                         ----         ---      ----        ---
First Quarter                                           $38.25       $37.00   $31.50      $31.25
Second Quarter                                          $38.50       $38.25   $31.50      $31.25
Third Quarter                                           $39.00       $38.50   $33.50      $31.50
Fourth Quarter                                          $40.00       $39.00   $37.00      $33.00

Dividends were payable at the following rates:

                                                                               1996       1995
                                                                               ----       ----
June 30th                                                                     $ .55      $ .50
December 31st                                                                 $ .55      $ .50